EXHIBIT B (2)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made this 1st day of March, 2004, by and between CROWN ANDERSEN INC., a Delaware corporation (“Borrower”), and MICHAEL P. MARSHAL, a resident of the state of Wyoming (the “Lender”).

RECITALS:

Borrower has requested Lender to make a loan to Borrower of $1,000,000, and the Lender is willing to make such loan available to Borrower, on the terms and conditions hereinafter set forth and secured as provided in this Agreement.

NOW, THEREFORE, Borrower and the Lender agree as follows:

ARTICLE I

DEFINED TERMS; GENERAL MATTERS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

Account Debtor – any Person who is or may become obligated under or on account of an Account.

Accounts – all “accounts” (including health-care-insurance receivables) of an Obligor, as such terms are defined by the UCC.

Affiliate – any director or officer of Borrower or a Guarantor or any Person who, directly, indirectly or beneficially, owns 5% or more of the capital stock of Borrower or a Guarantor or any member of the immediate family of any such officer, director or stockholder, or any corporation or other entity which is controlled by, controls, or is under common control with Borrower or a Guarantor.

Agreement – this Loan and Security Agreement.

Allonge – means that certain Allonge for attachment to the AWM Promissory Note endorsed by Borrower to assign the proceeds of the AWM Promissory Note to Lender.

Andersen 2000 – shall mean ANDERSEN 2000 INC., a Delaware corporation.

Applicable Laws – all laws, ordinances, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

As-Extracted Collateral – shall mean “as-extracted collateral,” as such term is defined or referred to in the UCC.

Assignment of Mortgage and Assignment of Leases and Rents – means that certain Assignment of Mortgage and Assignment of Leases and Rents of even date herewith executed and delivered by Borrower for the assignment to Lender of the Mortgage and Assignment of Leases and Rents related to the property in Cowley County, Kansas.

AWM Promissory Note – means that certain Promissory Note dated May 30, 2003 made by American Waste Management, Inc. in favor of Borrower in the principal amount of $1,000,000.

BB&T – means Branch Banking and Trust Company, a North Carolina banking corporation.

Borrower – means CROWN ANDERSEN INC., a Delaware corporation.

Business Day – a day, other than Saturday, Sunday, or days on which banks located in Atlanta, Georgia are authorized by law to close.

Capital Expenditures – expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise and the principal portion of payments with respect to Capitalized Lease Obligations.

Capitalized Lease Obligations – any Debt represented by obligations by an Obligor under a lease that is capitalized for financial reporting purposes.

Chattel Paper – all “chattel paper” (including tangible and electronic chattel paper) of each Obligor, as such terms are defined by the UCC.

Chief Executive Office State – shall mean the State of Georgia for Borrower.

Closing Certificate – means a closing certificate substantially in the form attached hereto as Exhibit “D” for execution by an officer of Andersen 2000.

Closing Date – the date of this Agreement. The Closing Date is not necessarily the date of funding of the Convertible Loan, and the execution and delivery of this Agreement and acceptance hereof shall not be deemed waiver by Lender of any of the conditions to lending set forth in Article III hereof.

Collateral Assignment of Loan Documents – means that certain Collateral Assignment of Loan Documents of even date herewith executed and delivered by Borrower and Lender for the assignment to Lender of certain loan documents related to the AWM Promissory Note and the mortgage for the property in Cowley County, Kansas.

Collateral States – shall mean, collectively, each State where any Property is located.

Consolidated Net Worth – shall mean the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a consolidated balance sheet of Borrower, including each Subsidiary of Borrower, prepared in accordance with GAAP, and after consideration of those exceptions set forth in Schedule.

Convertible Loan – shall mean the $1,000,000 loan made by Lender to Borrower, guaranteed by each of the Guarantors, and evidenced by the Secured Note (and any amendments thereof, modifications thereof, substitutions therefore, extensions thereof, or renewals thereof).

Debt – the sum of (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) Capitalized Lease Obligations, (iii) all other items which in accordance with GAAP would be included in determining total liabilities as shown on a balance sheet of a Person as at the date as of which Debt is to be determined less any Subordinated Debt to related or affiliated parties.

Deed to Secure Debt and Security Agreement – means that certain Deed to Secure Debt and Security Agreement executed and delivered by Andersen 2000 in which Andersen 2000 grants to Lender a security interest in the Land and all Improvements, Easements, machinery, equipment, goods, inventory, consumer goods, fixtures, and other property of Anderson 2000 thereon, all leases and other agreements affecting the use, enjoyment and occupancy of the Land, insurance proceeds, and any and all other rights of Andersen 2000 related to the Land.

Default Rate – the rate of interest provided in the Secured Note at which the indebtedness represented thereby is to bear interest after default by Borrower or the occurrence of an Event of Default, or if no such rate is mentioned, a rate of interest equal to five percent (5.00%) in excess of the rate that would otherwise be applicable, calculated daily and computed on the actual days elapsed over a year of 360 days (unless reference to a 365 or a 366-day year is necessary in order not to exceed the highest rate permitted by Applicable Law), said rate to change if and when the Interest Rate changes.

Deposit Accounts – shall mean all “deposit accounts” of an Obligor, as such term is defined by the UCC.

Easements – shall mean all easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversion and reversions, remainder and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Obligors of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto.

Equipment – all “equipment” of Andersen 2000, as such term is defined by the UCC, together with all accessories, parts and additions now or hereafter affixed thereto or used in connection therewith.

ERISA – the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated thereunder.

Event of Default – any one of the events enumerated in Section 10.1 hereof.

GAAP – generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

General Intangibles – all “general intangibles” of an Obligor (including payment intangibles and software), as such terms are defined by the UCC.

Goods – shall mean “goods,” as such term is defined in the UCC.

Griffin – shall mean GRIFFIN ENVIRONMENTAL COMPANY, INC., a New York corporation.

Guarantor or Guarantors – means either Andersen 2000 or Griffin individually or both collectively.

Guaranty Agreement – shall mean that certain Guaranty Agreement of even date herewith executed and delivered by each Guarantor in the form attached hereto as Exhibit “C” to guaranty the performance of the obligations of Borrower under this Agreement and the Secured Note.

Improvements – shall mean the buildings, structures, fixtures, additions, accessions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land and the buildings, structures, fixtures, additions, accessions, enlargements, extensions, modifications, repairs, replacements and improvements described in Exhibit “A-1” attached hereto.

Instruments – all “instruments” of an Obligor, as such term is defined by the UCC.

Interest Rate – shall mean the rate of eight percent (8%) per annum, subject to adjustment as provided in this Agreement and the Secured Note.

Inventory – all “inventory” of an Obligor, as such term is defined by the UCC.

Investment Property – all “investment property” of an Obligor, as such term is defined by the UCC.

Joinder and Consent to Deed to Secure Debt and Security Agreement – means that certain Joinder and Consent to Deed to Secure Debt and Security Agreement executed and delivered by BB&T in which BB&T agrees to join in and consent to the execution, delivery and recordation of the Deed to Secure Debt and Security Agreement.

Land – shall mean the real property described in Exhibit “A” attached hereto and made a part hereof together with additional lands, estates and development rights hereafter acquired by an Obligor for use in connection with the development, ownership or occupancy of such real property.

Lender – Michael P. Marshall, a resident of the State of Wyoming.

Letter-of-Credit Rights – shall mean all “letter-of-credit rights” of an Obligor, as such term is defined by the UCC.

Letters-of-Credit – shall mean “letters of credit” as such term is defined in the UCC.

Lien – any interest in property (real, personal or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include covenants, conditions, restrictions, leases and other encumbrances affecting any property. For the purpose of this Agreement, an Obligor shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

Liquidating Event – shall have the meaning set forth in the Secured Note.

Loan Documents – this Agreement, the Secured Note and each and every mortgage, deed of trust, deed to secure debt, guarantee, assignment of leases and rents, environmental indemnity agreement, reimbursement agreement, credit agreement, loan agreement, note, security agreement, financing statement or other instrument executed and delivered to evidence the Convertible Loan or any other Obligation, to constitute collateral for the Convertible Loan or any other Obligation, or to evidence security for the Convertible Loan or any other Obligation, and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Borrower, Andersen 2000 and Griffin and delivered to Lender in respect to the transactions contemplated by this Agreement.

Maturity Date – shall mean August 26, 2005, unless extended either (i) in the sole discretion of the Lender or (ii) as set forth in the Secured Note.

Maximum Rate – the maximum non-usurious rate of interest permitted by Applicable Law that any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent permitted by Applicable Law, under such Applicable Laws that may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 360 days, as the case may be).

Money – shall mean “money” as such term is defined or referred to in the UCC.

Multiemployer Plan – has the meaning set forth in Section 4001(a)(3) of ERISA.

New Financing – has the meaning set forth in the Secured Note.

Obligations – all (i) of the Convertible Loan and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from an Obligor to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced or acquired, including the Secured Note, (ii) the repayment of any amounts that Lender may advance or spend for the maintenance or preservation of the Property, (iii) any other expenditures that Lender may make under the provisions of this Agreement, the other Loan Documents or for the benefit of an Obligor (iv) all amounts owed under any modifications, renewals or extensions of the foregoing obligations, (v) all other amounts now or in the future owed by any Obligor to Lender, and (vi) any of the foregoing that arises after the filing of a petition by or against any Obligor under the United States Bankruptcy Code, even if the obligations due not accrue because of the automatic stay under United States Bankruptcy Code § 362 or otherwise. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and any other sums chargeable to an Obligor under any of the Loan Documents.

Obligor and Obligors – means Borrower and Andersen 2000, individually and both collectively.

Permitted Liens – any Lien of a kind specified in Section 7.2 of this Agreement.

Person – an individual, partnership, corporation, joint stock company, firm, land trust, business trust, limited liability company, limited liability partnership, unincorporated organization, or other business entity, or a government or agency or political subdivision thereof.

Personal Property – collectively, all of the following of each Obligor, wherever located, and now owned or hereafter acquired: Accounts (specifically including the AWM Promissory Note along with any proceeds of any collateral of Borrower thereunder), Chattel Paper, Money, Letters of Credit, As-Extracted Collateral, Goods, Timber to be Cut, Inventory, Equipment, Instruments, Investment Property, Documents, Deposit Accounts, Letter-of-Credit Rights, General Intangibles, Supporting Obligations, and, to the extent not listed above as original collateral, the proceeds and products of the foregoing and such other interests as may be more specifically or otherwise described in Section 8.1 hereof and elsewhere in the Loan Documents.

Plan – an employee benefit plan now or hereafter maintained for employees of Borrower or a Guarantor that is covered by Title IV of ERISA.

Prohibited Transaction – any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

Property – shall mean the Land, the Improvements, the Easements and the Personal Property.

Reportable Event – any of the events set forth in Section 4043(b) of ERISA.

Secured Note – shall mean the Convertible Secured Promissory Note made by Borrower and guaranteed by each of the Guarantors and payable to Lender in the principal amount of $1,000,000 (and any amendments thereof, modifications thereof, substitutions therefor, extensions thereof, or renewal thereof), in the form attached hereto as Exhibit “B”.

Solvent – as to any Person, means such Person (i) owns property, real, personal, and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person’s Debt (including contingent debts), and (ii) is able to pay all of its Debt as such Debt matures.

Subordinated Debt – the Debt of Borrower owed to any Affiliate which is fully subordinated to the Convertible Loan (including principal, interest, and agreed charges) in a manner satisfactory to the Lender (which may be either according to its terms or by separate agreement) and which Debt arises from Borrower’s actual receipt of cash and not from “in kind” or non-cash consideration.

Subsidiary – any corporate entity or partnership, or other business entity, controlling interest of which is owned by Borrower, Andersen 2000, or Griffin.

Supporting Obligations – shall mean all “supporting obligations” of an Obligor, as such term is defined by the UCC.

UCC – shall mean the Uniform Commercial Code of the State of Georgia as in effect from time-to-time.

1.2 Accounting Terms. All accounting terms used herein shall be construed in accordance with GAAP.

1.3 Interpretation. The terms “herein”, “hereof”, and “hereunder”, and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used shall be deemed to cover all genders. Whenever the singular or plural number is used herein, it shall equally include the other. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

1.4 Uniform Commercial Code. All other terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings provided for by the UCC.

ARTICLE II

THE LOAN

2.1 The Convertible Loan.

(1) Subject to all terms set forth herein and for so long as no Event of Default exists, Lender agrees to loan to Borrower the principal amount of $1,000,000.

(2) The obligation to repay the Convertible Loan shall be evidenced by a Secured Note in the form attached hereto as Exhibit “B” payable to the order of the Lender and maturing upon the earlier to occur of an Event of Default, a New Financing, a Liquidity Event, or the Maturity Date. The Secured Note is secured by, and Lender is entitled to the benefits of, the Loan Documents.

(3) The principal amount of the Convertible Loan shall bear interest at the Interest Rate more specifically set forth in the Secured Note. Interest shall be paid to Lender on the amount of the Convertible Loan outstanding and shall be payable as more specifically set forth in such Note. All payments of principal and interest due under the Convertible Loan shall be paid by wire transfer to the account of Lender at Jackson State Bank & Trust in Jackson, Wyoming. From and after the occurrence of an Event of Default, the principal amount of the Convertible Loan outstanding from time to time shall, subject to the provisions of the following subsection, bear interest at the Default Rate.

(4) Each Obligor acknowledges and agrees that the provisions herein and in the Secured Note relating to the Default Rate represent a fair and reasonable estimate by Borrower and Lender of a fair average compensation for the loss that may be sustained by Lender due to the failure of Borrower to make timely payments with respect to the Obligations and for the cost and expenses that may be incurred by Lender by reason of the occurrence of an Event of Default, the parties recognizing that the damages caused by such extra administrative expenses and loss of the use of funds is impracticable or extremely difficult to ascertain or estimate. Interest at the Default Rate shall be paid without prejudice to the rights of Lender to collect any other amounts provided to be paid hereunder.

2.2 Prepayment. Borrower shall have the right to prepay the Convertible Loan in whole or in part without penalty upon no less than thirty (30) days prior written notice to Lender, subject to Lender’s right of conversion set forth in section 2.8.

2.3 Term. This Agreement shall remain in force and effect until the Convertible Loan and the Obligations, and any renewals or extensions, and all interest thereon and costs provided for herein with regard to either of them have been indefeasibly paid or satisfied in full. Subject to the foregoing sentence, Borrower shall have the right to terminate this Agreement prior to the Maturity Date upon payment of all outstanding principal, accrued interest and other charges owing under the terms of the

Loan Documents. The indemnities provided for in Article XI shall survive the payment in full of the Convertible Loan and the Obligations and the termination of this Agreement.

2.4 Use of Proceeds. Borrower shall use the proceeds of the Convertible Loan to finance the working capital needs of Borrower.

2.5 Payments. All sums paid to the Lender by Borrower hereunder shall be paid directly to the Lender by wire transfer to the account of Lender at Jackson State Bank & Trust in Jackson, Wyoming no later than 2:00 P.M., Atlanta, Georgia time on the date on which payment is due, except if such date is not a Business Day such payment shall then be due on the first Business Day after such date, but interest shall continue to accrue until the date payment is received. Any payment received after 2:00 P.M. Atlanta, Georgia, time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal. The Lender may, in its reasonable discretion, (a) charge against any amounts owing by Lender to Borrower all or any part of any amount due under the Loan Documents, including, without limitation, the fees and expenses of the Lender to be paid by Borrower as provided for in Sections 12.1 through 12.3 of this Agreement, any advances made by Lender to protect the Property, and (b) advance to Borrower, and charge to the convertible loan, a sum sufficient each month to pay all interest accrued on the convertible loan and fees and expenses due under the Loan Documents, including, without limitation, the fees and expenses of the Lender to be paid by Borrower as provided for in Sections 12.1 through 12.3 of this Agreement, any advances made by Lender to protect the Property, during or for the immediately preceding month or any month prior.

2.6 Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower or from any of the Property, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

2.7 Limitations. The Convertible Loan shall, notwithstanding any course of dealing or conduct on the part of the parties hereto, or any other covenants or undertakings of the parties hereunder, be fully due and payable without further notice or demand from Lender upon the Maturity Date, unless the Maturity Date is extended in the sole discretion of the Lender. In the event of such an extension, the Interest Rate of the Secured Note shall be automatically adjusted to the greater of the Maximum Rate or the fixed rate of interest of eighteen percent (18%), and any other term of the Secured Note or this Convertible Loan may be amended in the sole discretion of the Lender.

2.8 Conversion. The entire principal amount of the Secured Note and the accrued but unpaid interest thereon shall be applied so as to purchase capital stock of the Company subject to the terms set forth in the Secured Note. Upon an event of Default, a Liquidating Event (as defined in the Secured Note), or the Maturity Date if a Non-Conversion Event (as defined in the Secured Note) has occurred, in lieu of conversion to capital stock of the Company, the outstanding principal amount of the Secured Note and accrued but unpaid interest thereon, and all other amounts due thereunder, may, at Lender’s option, be due and payable in accordance with the terms of this Agreement and the Secured Note.

ARTICLE III

CONDITIONS OF LENDING

Lender shall not be obligated to make the Convertible Loan, unless as of the Closing Date, the following conditions shall have been met:

3.1 Corporate Proceedings. All proper corporate proceedings shall have been taken by Borrower to authorize this Agreement and the transactions contemplated hereby.

3.2 Documentation. All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender, and Lender shall have received on the date of this Agreement copies of all documents, including records of corporate proceedings, which it may have requested in connection therewith, including, without limitation, certified copies of resolutions adopted by the Board of Directors of Borrower (including, specifically, the unanimous approval of the Convertible Loan, the Secured Note and the related transactions by the independent members of the Board of Directors of Borrower), certificates of good standing, certified copies of the Articles of Incorporation and By-Laws of Borrower, and all amendments thereto.

3.3 Loan Documents. Lender shall have received executed copies of all Instruments evidencing security for the Convertible Loan and copies of the insurance policies and related certificates of insurance referred to in Section 6.1 of this Agreement.

3.4 No Default. No event shall have occurred or be continuing which constitutes an Event of Default or which would constitute an Event of Default with the giving of notice or the lapse of time or both; and neither the business nor assets nor the condition, financial or otherwise, of Borrower shall have been adversely affected in any material manner as the result of any fire, explosion, accident, strike, riot, condemnation, or act of God.

3.5 Reports. Lender shall have received all reports and information from Borrower called for under the Agreement as and when due.

3.6 Payment of Fees. Payment by Borrower of all fees and expenses required by this Agreement.

3.7 Opinion of Counsel. The Lender shall have received an opinion letter of counsel for Borrower in form and substance satisfactory to Lender.

3.8 Incumbency Certificate. Lender shall have received incumbency certificates, dated as of the date of this Agreement, executed by the Secretary of Borrower, which shall identify by name and title and bear the signature of the officer of Borrower authorized to sign this Agreement and the Secured Note on behalf of Borrower. The Lender shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in the Loan Documents and in all its other dealings with Borrower.

3.9 Lien Search. Lender shall have received an official report from the Secretary of State of each of the Collateral States, the Chief Executive Office State, and the state of incorporation of Borrower and Andersen 2000, indicating that there are no Liens against that portion of the Property except Permitted Liens.

3.10 Timing. The Closing Date and funding of the Convertible Loan must occur on or before March 1, 2004, or at such date as may be mutually agreeable to the parties.

3.11 Additional Documents. Lender shall have received such additional legal opinions, certificates, proceedings, instruments and other documents as the Lender or its counsel may reasonably request to evidence (i) compliance by each Obligor with legal requirements, (ii) the truth and accuracy, as of the date of this Agreement, of the representations of each Obligor contained herein, and (iii) the due performance or satisfaction by each Obligor, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by Obligor pursuant hereto.

3.12 Execution of Guaranty Agreements. Each of the Guarantors shall have executed a Guaranty Agreement.

3.13 Execution of Stock Pledge Agreement. Borrower shall have executed and delivered the Stock Pledge Agreement and a blank stock power assigning to Lender shares of the capital stock for each of Anderson 2000 and Griffin held by Borrower in a form satisfactory to Lender.

3.14 Execution of Certain Loan Documents by Anderson 2000. Anderson 2000 shall have executed and delivered the Deed to Secure Debt and Security Agreement and the Closing Certificate.

3.15 Execution of Other Loan Documents by Borrower. Borrower shall have executed and delivered the Assignment of Mortgage and Assignment of Leases and Rents, the Allonge, and the Collateral Assignment of Loan Documents.

3.16 Execution of Joinder and Consent to Deed to Secure Debt and Security Agreement. BB&T shall have executed and delivered the Joinder and Consent to Deed to Secure Debt and Security Agreement.

3.17 Financing Statements. UCC financing statements and UCC financing statement amendments for perfecting the security interest in the Property are satisfactory to Lender in its sole discretion.

ARTICLE IV

SECURITY FOR LOAN

4.1 Security. The Convertible Loan and the Secured Note evidencing the Convertible Loan shall be secured by each of the following:

(1) a continuing security interest in all presently existing and hereafter acquired or arising Property to secure the prompt repayment of any and all Obligations and to secure the prompt performance by each Obligor of each of its covenants, duties and obligations under the Loan Documents. Except for the Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Property, and will constitute a valid, first priority security interest in Property acquired or arising after the date hereof;

(2) the stock of Anderson 2000 and Griffin held by Borrower;

(3) the Guaranty Agreement executed and delivered by the Guarantors; and

(4) this Agreement and the other Loan Documents.

Each Obligor agrees to execute and deliver, or cause the execution and delivery of, such security agreements, deeds of trust, mortgages, deeds to secure debt, assignments, assignments of leases and rents, guaranties, environmental indemnities, consents and subordination agreements as may be required by Lender to evidence such security, all in form satisfactory to Lender. Furthermore, each Obligor authorizes Lender to execute and file any and all financing statements describing the Property (or any other statutory liens held by Lender) as may be required by Lender to evidence and perfect its security interest in such Property, in form and substance satisfactory to Lender.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND GENERAL COVENANTS

Borrower, on its own behalf and on behalf of Andersen 2000 when applicable, represents, warrants and covenants to and with Lender, which representations, warranties and covenants shall survive until the Obligations are indefeasibly satisfied in full, that:

5.1 Organization and Qualification. Each Obligor is validly existing and in good standing under the laws of the state of its organization, has the power and authority to own its properties and assets and to transact the businesses in which it is presently engaged, and is duly qualified and authorized to do business and is good standing in every jurisdiction in which the failure to be so qualified would have a material adverse effect on the Obligor.

5.2 Corporate Power and Authorization. Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Secured Note and the other Loan Documents and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary corporate action, duly executed and delivered to Lender at the Closing Date.

5.3 Enforceability. This Agreement and each of the other Loan Documents constitute, and the Secured Note when executed and delivered for value received will constitute, a valid and legally binding obligation of each Obligor enforceable in accordance with their respective terms and will not violate, conflict with, or constitute any default under any law, government regulation, Obligor’s Articles of Incorporation or By-Laws or any other agreement or instrument binding upon each Obligor.

5.4 Litigation. No Obligor is not a defendant, or a plaintiff against whom a counterclaim or crossclaim has been asserted, in any civil or criminal action, suit or litigation, and no action or investigation is pending or, so far as Borrower’s officers and directors know, threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of an Obligor, except for that certain matter filed by the Georgia Gulf Corporation against Andersen 2000 on October 16, 1996 in the state of Louisiana entitled Georgia Gulf Corporation v. Andersen 2000 Inc. (the “Georgia Gulf Litigation”).

5.5 Title To Properties. Each Obligor has good and marketable title to all of its assets subject to no Lien, mortgage, pledge, encumbrance, or charge of any kind except inchoate Liens arising by operation of law for obligations which are not yet due and except for Permitted Liens. Each Obligor enjoys peaceable and undisturbed possession under all leases under which it is operating, and none of such leases contain any provisions which may materially and adversely affect or impair the operations of the Obligor, and all of such leases are valid and in full force and effect.

5.6 Taxes. Each Obligor has filed all federal, state and local tax returns which are required to be filed and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by the Obligor, including, without limitation, all applicable federal, state, and local employee withholding taxes.

5.7 Title to Property. Each Obligor has rights in or the power to transfer the Property, and its title to the Property is subject to no Lien, mortgage, pledge, encumbrance, or charge of any kind except inchoate Liens arising by operation of law for obligations which are not yet due and except for Permitted Liens. Each Obligor shall defend the Property against all claims and demands of all other parties who at any time claim any interest in the Property.

5.8 Full Disclosure. All information furnished by an Obligor to the Lender concerning the Obligor, its financial condition, the Property, or otherwise for the purpose of obtaining credit or an extension of credit, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Lender a true and accurate knowledge of the subject matter.

5.9 Environmental Matters. Each Obligor is in compliance with all Environmental Regulations and with all other federal, state and local laws and regulations relating to the environment and pollution, including such laws and regulations regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks. No assessment, notice of (primary or secondary) liability or notice of financial responsibility, and no notice of any action, claim, investigation, proceeding, or inquiry to determine such liability or responsibility, or the amount thereof, or to impose civil penalties has been received by Obligor, and there are no facts, conditions or circumstances known to Obligor which could result in any investigation or inquiry if all such facts, conditions, and circumstances, if any, were fully disclosed to the applicable governmental authority. Each Obligor has paid any environmental excise taxes due and payable, including without limitation, those imposed pursuant to Sections 4611, 4661, or 4681 of the Internal Revenue Code of 1986, as amended from time to time. Each Obligor has not obtained and are not required to obtain any permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with its business by reason of any Environmental Regulations. No oil, toxic or hazardous substances or solid wastes have been disposed of or released by an Obligor in connection with the operation of its business and no Obligor will dispose of or release oil, toxic or hazardous substances or solid wastes at any time in its operation of its business (the terms “hazardous substance” and “release” shall have the meanings specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and the terms “solid waste” and “disposal,” “dispose” or “disposed” shall have the meanings specified in the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein).

5.10 Inventory. All Inventory (if any) has been produced, and during the term hereof will be produced, in compliance with the requirements of the Federal Fair Labor Standards Act. No Inventory is now, nor shall any Inventory at any time or times hereafter be, stored with a bailee, warehouseman or similar party without Lender’s prior written consent and, if Lender gives such consent, each Obligor will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Lender, in form and substance acceptable to Lender, warehouse receipts therefor in Lender’s name. No Inventory is or will be consigned to any Person without Lender’s prior written consent, and, if such consent is given, each Obligor shall, prior to the delivery of any Inventory on consignment, (i) provide Lender with all consignment agreements to be used in connection with any consigned inventory, all of which shall be acceptable to Lender, (ii) prepare, execute and file appropriate financing statements with respect to any such consigned inventory, showing Lender as assignee, (iii) conduct a search of all filings made against the consignee in all jurisdictions in which any consigned Inventory is to be located and deliver to Lender copies of the results of all such searches, (iv) notify, in writing, all the creditors of the consignee which are or may be holders of Liens in the Inventory to be consigned that the obligor expects to deliver certain inventory to the consignee, all of which inventory shall be described in such notice by item or type, and (v) do all such other things and acts as may be necessary or desirable to fully perfect on a first priority basis lender’s security interest in said Inventory.

5.11 Partnerships. No Obligor is a partner or joint venturer with any other Person or a participant in any business enterprise other than its own for which it is generally liable, nor does either Obligor have any contingent liabilities of any description other than as indicated in the financial statements heretofore delivered to Lender.

5.12 Surety Obligations. Except for guarantees related to the Secured Note, no Obligor is obligated as surety or indemnitor under any indemnity, guaranty, surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

5.13 No Approval; Compliance With Law. No authorization or approval or other action by, and no notice to or filing with, any federal, state, or local government body, agency, or authority (other than the filing of financing statements and mortgages and any amendments thereto) is required for the due execution, delivery, and performance by an Obligor of this Agreement, the Secured Note, or the Loan Documents. Except as set forth in Schedule 5.13, each Obligor (i) has all governmental approvals, including permits relating to federal, state and local ordinances and regulations, required by any applicable law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of either Obligor threatened, or attack by direct or collateral proceeding, and (ii) is in compliance with each governmental approval applicable to it and in compliance with all other applicable laws relating to it, including without being limited to, all environmental laws and all occupational health and safety laws applicable to the Obligor or its properties.

5.14 Representations True. No representation or warranty by an Obligor contained herein or in any certificate or other document furnished by an Obligor pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

5.15 Letters of Credit. Each Obligor acknowledges and agrees that Lender has a duly perfected first priority security interest in all Letter of Credit Rights of such Obligor, except as set forth in Schedule 7.2.

ARTICLE VI

GENERAL COVENANTS

Each Obligor agrees and covenants that until the Obligations have been indefeasibly paid in full and until the Lender has no further obligation to make advances under the Convertible Loan, each Obligor shall perform or comply with each of the following covenants:

6.1 Insurance.

(a) Obtain and maintain, and shall pay all premiums for, insurance for Obligor and the Property providing at least the following coverages:

(i) comprehensive all risk insurance (including, without limitation, riot and civil commotion, vandalism, malicious mischief, water, fire, burglary and theft) on the Improvements and the Personal Property and in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing that the deductible shall not exceed the lesser of $15,000.00 or one percent (1%) of the face value of the policy; and (D) containing Demolition Costs, Increased Cost of Construction and “Ordinance or Law Coverage” or “Enforcement” endorsements in amounts satisfactory to Lender if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses or the ability to rebuild the Improvements is restricted or prohibited. The Full Replacement Cost may be redetermined from time to time by an appraiser or contractor designated and paid by Lender or by an engineer or appraiser in the regular employ of the insurer. No omission on the part of Lender to request any such appraisals shall relieve Obligor of any of its obligations under this Subsection;

(ii) comprehensive general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 and not less than $3,000,000.00 if the Property has one or more elevators; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; (5) environmental liability to the extent the same is available; and (D) to be without deductible;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements: (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) builder’s risk insurance;

(iv) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(v) comprehensive boiler and machinery insurance (without exclusion for explosion), if applicable, in amounts as shall be reasonably required by Lender and covering all boilers or other pressure vessels, machinery and equipment located at or about the Property (including, without limitation, electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping);

(vi) flood hazard insurance if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (a) the outstanding principal balance of the Secured Note, (b) the Full Replacement Cost, or (c) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and

(vii) such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located, including, without limitation, earthquake insurance (in the event the Property is located in an area with a high degree of seismic activity), sinkhole insurance, mine subsidence insurance and environmental insurance.

(b) All insurance provided for in Subsection 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may from time to time be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located as admitted or unadmitted carriers which, in either case, have been approved by Lender with a claims paying ability rating acceptable to Lender. Such Policies shall not be subject to invalidation due to the use or occupancy of the Property for purposes more hazardous than the use of the Property at the time such Policies were issued. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 6.1(a), certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder shall be delivered by Obligor to Lender; provided, however, that in the case of renewal Policies, Obligor may furnish Lender with binders therefor to be followed by the original Policies when issued.

(c) All Policies of insurance provided for or contemplated by Subsection 6.1(a) shall name Lender, its successors and assigns, including any designees of Lender, as additional insureds, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing Lender clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(d) All Policies of insurance provided for in Subsection 6.1(a) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Obligor, or anyone acting for Obligor, or of any tenant under any lease or other occupant, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided on the Property thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an insured;

(iii) each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

(e) Furnish to Lender within ten (10) calendar days after Lender’s request therefor, a statement certified by Obligor or duly authorized officers of Obligor of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

6.2 Corporate Existence; Qualification. Maintain its corporate existence and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes its qualification necessary, maintain good standing.

6.3 Taxes. During each fiscal year, accrue all current tax liabilities of all kinds, all required withholding of income taxes of employees, all required old age and unemployment contributions, all required payments to employee benefit plans, and pay the same when they become due.

6.4 Compliance with Laws. Comply with all Applicable Laws and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations. Specifically, Obligor shall pay when due all taxes and assessments upon the Property, this Agreement, the Secured Note, or any Loan Document, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein other than any income or similar taxes of the Lender or taxes or assessments imposed by reason of Lender’s receipt of any monies or consideration hereunder.

6.5 Interim Financial Statements. Within thirty (30) days after the close of each calendar month, and within forty-five (45) days after the close of each fiscal quarter, furnish Lender with internally prepared unaudited monthly, quarterly and year-to-date consolidated and unconsolidated financial statements of Obligor, consisting of balance sheets, statements of operations, statements of cash flows and a listing of all contingent liabilities of Obligor for the periods involved and such other statements as Lender may request, prepared in accordance with GAAP applied on a basis consistent with the financial statement(s) previously furnished to Lender, taken from the books and records of each Obligor, and certified as correct by the President, Vice President or Treasurer of each Obligor. At the time of furnishing such financial statements, each Obligor shall furnish Lender with a certificate from the President, Vice President or Treasurer of Obligor, stating that he has reviewed this Agreement and the affairs of the Obligor and that to the best of his knowledge and belief he is unaware of the occurrence of an event which constitutes an Event of Default hereunder or which would constitute such an Event of Default with the giving of notice or the lapse of time or both, and if so, stating the facts with respect thereto. Said certificate shall further confirm that each Obligor was at the time of issuance of said financial statement and have at all times since been Solvent. All such financial statements shall be on both a consolidated basis and a consolidating basis for each entity constituting the Obligors.

6.6 Visits and Inspections. Permit persons designated by Lender to inspect any and all of the property and corporate and financial books and records of Obligor and to discuss its affairs with its officers and employees at such reasonable times as Lender shall request and so as not to unreasonably interfere or interrupt the business operations of Obligor and furnish Lender with such information as it may request.

6.7 Payments on Note. Duly and punctually pay the principal and interest on the Secured Note, in accordance with the terms of this Agreement and of the Secured Note, and pay all other Debt of Obligor reflected on the financial statements of Obligor as of the date hereof and all other Debt incurred after the date hereof in accordance with the terms of such Debt, it being understood, however, that this Section shall not be deemed to permit any Debt in violation of the provisions of Sections 7.1 and 7.2 hereof.

6.8 conduct of Business. Conduct its business as now conducted and do all things necessary to preserve, renew and keep in full force and effect its rights, privileges and franchises necessary to continue its business.

6.9 Maintenance of Properties. Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto and comply with the provisions of all leases to which they are a party or under which they occupy property so as to prevent any loss or forfeiture thereof or thereunder.

6.10 Additional Documents. Join the Lender in executing any security agreements, assignments, consents, financing statements or other instruments, in form reasonably satisfactory to the Lender, as the Lender may from time to time request in connection with the Property and the other security for the Convertible Loan referred to in Section 4.1 hereof.

6.11 Notice to Lender. Immediately notify the Lender of (i) any event causing a material loss or depreciation in value of the Property and the amount of such loss or depreciation, (ii) if Obligor becomes aware of the occurrence of any Event of Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could become an Event of Default or of the failure of an Obligor to observe any of its undertakings hereunder, or (iii) any material lawsuit involving an Obligor.

6.12 Property Reports. Furnish to Lender upon request at least monthly a detailed accounts receivable aging report, a detailed accounts payable aging report, and an inventory report, all in form and substance, and containing such detail and information, as Lender shall request, and furnish to Lender copies of all physical inventory listings when prepared by the Obligor.

6.13 Subordination of Debt. Provide Lender with a debt subordination agreement, in form and substance satisfactory to Lender, executed by Obligor and any Person who is an officer, director, shareholder, member or Affiliate of Obligor (other than Lender) to whom such Obligor is or hereafter becomes indebted, subordinating in right of payment and claim all of Debt owed by such Obligor to any said Person and any future advances thereon to the full and final payment of the Obligations; provided that Lender, in its sole discretion, may waive the subordination requirement set forth herein upon written request of the Obligor.

6.14 Collection of Accounts. Diligently pursue collection of all Accounts and other amounts due Obligor by others, including Affiliates of the Obligor.

6.15 Auditors; Insurance Representatives and Agents. Furnish the Lender with a copy of each letter written to Obligor by its independent certified public accountant concerning internal controls and management review immediately upon receipt of same and any comments made by any Obligor with respect thereto and permit Lender to communicate directly with said accountants and with each Obligor’s insurance representatives and agents regarding the financial affairs and condition of such Obligor, the books and records of such Obligor, and insurance matters pertaining to such Obligor’s business.

6.16 ERISA Compliance. (i) at all times make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each plan; (ii) promptly after the filing thereof, furnish to Lender copies of an annual report required to be filed pursuant to ERISA in connection with each Plan and any other employee benefit plan of it and its Affiliates; (iii) notify Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any Plan which believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer the Plan; and (iv) furnish to Lender, promptly upon Lender’s request therefor, such additional information concerning any Plan or any other such employee benefit plan as may be reasonably requested.

6.17 Obligor Accounts. Maintain its principal bank accounts with a bank approved by the Lender.

6.18 Business Records. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

6.19 Filings. Deliver to Lender a copy of any filings with any governmental body, agency or authority which regulates any Obligor’s business. Such filings shall include, but not be limited to, copies of all income tax returns, requests for extension and other similar items contemporaneously with their delivery of same to the Internal Revenue Service.

6.20 Management. Have Jack D. Brady, Randall H. Morgan, Thomas Graziano and Rene C. W. Francken continue to be actively involved in management of Obligor, in the same or similar capacity as such individuals currently serve.

6.21 Publicly-Traded Status. If the common stock of Borrower is no longer publicly traded at any time during which any of the Obligations are outstanding, upon Lender’s election, permit Lender to (i) approve the appointment of the auditors of the Obligor and (ii) appoint three (3) of the five (5) members of the Board of Directors of Obligor (or the pro rata equivalent if the Board of Directors is composed of a number of members other than five (5)).

6.22 Purchase Money Security Interests. To the extent that Borrower uses any portion of the Convertible Loan to purchase Property, apply Borrower’s repayment of the Convertible Loan on a “first-in-first-out” basis, so that the portion of the Convertible Loan used to purchase a particular item of property shall be paid in the chronological order that Borrower purchased said Property.

6.27 Further Assurances. At any time and from time-to-time, take such steps as the Lender may reasonably request for the Lender to (i) obtain “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper (“control” being defined for such items of Personal Property by the UCC), with any agreements establishing control to be in form and substance reasonably satisfactory to the Lender, and (ii) otherwise to insure the continued perfection and priority of the Lender’s security interest in any of the Property and of the preservation of its rights therein. If Obligor shall, at any time acquire a “commercial tort claim” (as such term is defined in the UCC) with a claim for damages in excess of $250,000.00, such Obligor shall promptly notify the Lender, in writing, providing a reasonable description and summary thereof, and shall execute a supplement to this Agreement granting to Lender a security interest in such commercial tort claim.

ARTICLE VII

NEGATIVE COVENANTS

Until the Obligations have been indefeasibly repaid and satisfied in full, without the prior written consent of Lender, each Obligor shall not:

7.1 Indebtedness. Except as permitted or contemplated by this Agreement, create, incur, assume or suffer to exist any Debt or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any Person (including, without limitation, any Affiliate), except:

7.1.1 Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which reserves deemed adequate by Lender have been established by Obligor, but only if the non-payment of such taxes being contested does not result in a Lien upon any property of Obligor that has priority over the Lien held by Lender;

7.1.2 Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;

7.1.3 Accounts payable to trade creditors which are not aged more than ninety (90) days from billing date and current operating expenses (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being contested in good faith and by appropriate and lawful proceedings and Obligor shall have set aside such reserves, if any, with respect thereto as have been reasonably determined by Obligor; and

7.1.4 Debt for money borrowed from the Lender;

7.1.5 Capitalized Lease Obligations which do not cause Obligor to be in violation of Section 6.19 of this Agreement;

7.1.6 The Secured Note; and

7.1.7 Any existing outstanding debts or other liabilities of any Obligor and any Subsidiary of Borrower, including any lines of credit (and the amounts outstanding thereunder as of the Closing Date) as disclosed on Schedule 7.1 to this Agreement; provided that the amounts outstanding under each obligation of such Obligor or Subsidiary shall not at any time exceed the amounts set forth on Schedule 7.1 without the express written consent of the Lender.

7.2 Liens and Security Interests. Create, incur, assume, or suffer to exist any mortgage, security deed, deed of trust, deed to secure debt, security interest, pledge, encumbrance, Lien or charge of any kind (including charges on property purchased under conditional sales or other title-retention agreements) on any of its property or assets, now owned or hereafter acquired, except for the following (all of which are referred to herein as “Permitted Liens”):

7.2.1 Liens for taxes not yet due or which are being contested in good faith by appropriate proceeding and against which reserves deemed reasonably adequate by Lender have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA);

7.2.2 Other Liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets and created by operation of law;

7.2.3 Purchase money Liens and encumbrances created to secure the indebtedness permitted by Section 7.1 hereof;

7.2.4 Liens, charges and encumbrances in favor of the Lender; and

7.2.5 Liens, charges and encumbrances reflected on Schedule 7.2 to this Agreement, if any.

7.3 Dividends and Distributions. Declare any dividends on any shares of any class of Obligor’s capital stock, or apply any of Obligor’s property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Obligor.

7.4 Affiliate Transactions. Purchase, acquire or lease property from, or sell, transfer or lease any inventory, materials, goods, equipment, assets, rights or property to, any Affiliate of Obligor, except in the ordinary course of Obligor’s business and under terms and conditions which would apply if disinterested parties were involved.

7.5 Financing Statements. Permit any financing statement (except Lender’s financing statements) to be on file with respect to the Property, except for the Permitted Liens.

7.6 Location of Obligor and Personal Property. Change the state where Obligor is located or move or otherwise relocate the Personal Property to any other state other than the Collateral States.

7.7 Disposition or Destruction of Property. (i) waste or destroy the Property or use it in violation of any statute or ordinance, (ii) make any sales or leases of any of the Property other than sales of Inventory in the ordinary course of Obligor’s business, or (iii) license any of the Property.

7.8 Merger or Consolidation. Enter into any merger or consolidation or acquire all or substantially all of the assets of any Person; or sell, lease, or otherwise dispose of any of its assets, except non-material sales of inventory in the ordinary course of its business.

7.9 Loans or Advances. Make loans or make advances or pay any management or similar fees to any Person.

7.10 Capital Expenditures. Make any Capital Expenditures in any fiscal year, exclusive of Obligor’s use or expenditure of all Loan proceeds received by Borrower hereunder.

7.11 Prepayment of Debt. Prepay any Debt other than Debt to the Lender unless such prepayment would result in Obligor’s violation of those covenants contained in Section 6.19 hereof; provided, however, Obligor may take ordinary trade discounts on purchases made in the ordinary course of business.

7.12 Lease Transactions. Enter into any sale and lease-back arrangement, either directly or indirectly.

7.13 Amendments. Amend any instrument evidencing a Permitted Lien or the indebtedness secured thereby.

7.14 Adverse Transactions. Enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or may materially and adversely affect the Property or Obligor’s ability to repay the Obligations or permit or agree to any material extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business.

7.15 Subsidiary Acquisitions. Hereafter create any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary.

7.16 Subsidiary Divestitures. Transfer, sell, pledge, encumber or otherwise assign any shares of stock or other interest in any Subsidiary or permit any Subsidiary to sell or otherwise dispose of all of substantially all of its assets.

7.17 Partnerships or Joint Ventures. Become or agree to become a general or limited partner in any general or limited partnership or a joint venturer in any joint venture.

7.18 Subordinated Debt. Make any payment (principal or interest) with respect to Subordinated Debt, or with respect to any Debt that would be Subordinated Debt but for the absence of a subordination agreement in effect with respect thereto, except that Obligor shall be entitled to make payments with respect to such Debt to the extent provided in any subordination agreement in effect with respect thereto, but only during such time as no default or Event of Default exists hereunder.

7.19 Change in Ownership. Except for the privatization of Borrower, permit any change in the majority ownership of the voting capital interest of Obligor without the prior written consent of Lender.

7.20 Change of Borrower Name. Change or permit the change of its corporate name without providing Lender with thirty (30) days’ prior written notice. In the event that Lender consents to any such change of Obligor name, Obligor hereby authorizes Lender to execute and file such additional UCC financing statements as Lender may deem necessary or desirable in Lender’s sole discretion.

ARTICLE VIII

GRANT OF SECURITY INTEREST

8.1 Security Interest. As security for the payment and performance of the Convertible Loan and all other Obligations, now existing or in the future incurred, and including any extensions or renewals or changes in form of the Convertible Loan, and all costs and expenses of collection thereof, including, without limitation, attorneys’ fees, each Obligor hereby assigns to Lender and grants to Lender a security interest in and Lien upon the following:

(1) the Property;

(2) all monies and other property of any kind, real, personal, or mixed, and tangible or intangible, now or at any time or times hereafter, in the possession or under the control of Lender or a bailee of Lender;

(3) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (1) through (2) above, including, without limitation, proceeds of and unearned premiums with respect to insurance policies insuring any of the Property; and

(4) all books and records (including, without limitation, customer lists, credit files, magnetic, digital and laser tapes and disks, electronic and computer storage media, computer programs, print-outs, and other computer materials and records) of Obligor pertaining to any of (1) through (3) above.

8.2 Sale of Inventory. Until the occurrence and continuance of an Event of Default hereunder or until the Maturity Date, whichever occurs first, each Obligor may use and dispose of the Inventory in the ordinary course of business where such is not inconsistent with this Agreement, provided that the ordinary course of business does not include a transfer in partial or total satisfaction of Debt nor a transfer (other than a sale on terms and conditions which would apply if disinterested parties were involved) to an Affiliate of such Obligor.

8.3 Notice to Account Debtors. Upon the occurrence and continuance of an Event of Default, Lender shall have the right to notify the Account Debtors obligated on any or all of the Accounts to make payment thereof directly to Lender and to take control of all proceeds of any such Accounts, which right Lender may exercise at any time an Event of Default exists and continues hereunder and whether or not an Obligor was theretofore making collections thereon. Any such notice by the lender to such Account Debtors shall be given by an authorized representative of the Lender. Each Obligor, if requested by Lender, shall stamp or cause to be stamped on each Account item in legible letters “Pledged to Michael P. Marshall” and shall turn over physical possession of the Accounts to Lender. Upon the occurrence and continuance of an Event of Default, each Obligor authorizes Lender to sign and endorse such Obligor’s name upon any check, draft, money order, or other form of payment of any Account item and to sign and endorse satisfactions and releases of Account items in such Obligor’s name. Until such time as Lender elects to exercise the right to collect and enforce said Accounts, each Obligor is authorized, as agent of the Lender, to collect and enforce said Accounts in such Obligor’s name. The costs of such collection and enforcement, including reasonable attorneys’ fees and out-of-pocket expenses actually incurred and all other expenses and liabilities resulting therefrom, shall be borne solely by such Obligor whether the same are incurred by the Lender or Obligor. At the request of the Lender, each Obligor shall upon receipt of all checks, drafts, cash and other remittances in payment or on account of the Accounts deposit the same in a special collection account. The funds in the special collection account shall be held by the Lender as security for all obligations secured hereby. Said proceeds shall be deposited in precisely the form received, except for the endorsement of a Obligor where necessary to permit collection of items, which endorsement each Obligor agrees to make, and which the Lender is also hereby authorized to make on an Obligor’s behalf. Pending such deposit, each Obligor agrees that it will not commingle any such checks, drafts, cash and other remittances with any of Obligor’s funds or property, but will hold them separate and apart therefrom and upon an express trust for the Lender until deposit thereof is made in the special collection account. The Lender may, in accordance with the provisions of this Agreement, apply the whole or any part of the collected balance on deposit in the special collection account against the principal and/or interest of the Convertible Loan or other Obligation secured hereby, the order and method of such application to be at the discretion of the Lender. Any portion of said funds on deposit in the special collection account which Lender elects not to so apply may, at the Lender’s election, be paid over by the Lender to Obligor; provided, however, that if at any time the Lender grants to an Obligor the right to retain the proceeds of the Accounts for an Obligor’s use, or if at any time Lender elects to pay funds on deposit in the special collection account to an Obligor, such right to retain and use proceeds or payment from the special collection account shall be deemed to be continuing new value for the security interest attaching hereunder on all after-acquired property. In addition to the rights set forth in this section 8.3, Lender shall, upon the occurrence and during the continuance of an Event of Default, be entitled enforce any Obligor’s rights against Account Debtors and related obligors.

8.4 Verification of Accounts. Whether or not an Event of Default has occurred, any of Lender’s officers, authorized representatives, employees or agents shall have the right, at any time or times hereafter, in the name of Llender or in any trade or fictitious name selected by Lender, or in the name of any designee of Lender or any Obligor, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph, or otherwise. Each Obligor shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

8.5 License of Rights. Effective upon the occurrence and continuance of an Event of Default, Lender is hereby granted a license or other right to use, without charge, each Obligor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter or any property of a similar nature as it pertains to the Property, in advertising for sale and in selling any Property, and each Obligor’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

8.6 Attorney-in-Fact. Effective upon the occurrence and continuance of an Event of Default, each Obligor hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Obligor’s true and lawful attorney (and agent-in-fact) and Lender, or Lender’s agent, may, with written notice to Obligor and in Obligor’s or Lender’s name, but at the cost and expense of Obligor.

8.6.1 At such time or times hereafter as Lender or said agent, in its sole discretion, may determine, endorse Obligor’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Property which come into the possession of Lender or under Lender’s control; and

8.6.2 At such time or times as Lender or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Obligor’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Personal Property; (iii) sell or collect any of the Accounts or other Property upon such terms, and for such amounts and at such time or times as Lender deems advisable; (iv) take possession, in any manner, of any item of payment or proceeds relating to any Property and apply the same to the Obligations; (v) prepare, file and sign Obligor’s name to a proof of claim in Bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Property; (vi) receive, open and dispose of all mail addressed to Obligor and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Obligor upon any of the items of payment or proceeds relating to any Property and deposit the same to the account of Lender or any other Lender on account of the Obligations; (viii) endorse the name of Obligor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Personal Property; (ix) use Obligor’s stationery and sign the name of Obligor to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Property and to which Obligor has access; (xi) make and adjust claims under policies of insurance; and (xii) for and in the name of Obligor to give instructions and direct any Lender or financial institution in which proceeds of the Property are deposited to turn over said proceeds to Lender; and (xiii) do all other acts and things necessary, in Lender’s determination, to fulfill Obligor’s obligations under this Agreement.

8.7 Perfection of Security Interests. With respect to the Property, each Obligor agrees as follows:

8.7.1 Filing of Financing Statement.

(a) Each Obligor authorizes Lender to file a financing statement describing the Property; and

(b) Each Obligor authorizes Lender to file a financing statement describing any agricultural liens or other statutory liens held by Lender.

8.7.2 Possession.

(a) Each Obligor shall have possession of the Property, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a financing statement; and

(b) Where Personal Property is in the possession of a third party, each Obligor shall join with Lender in notifying the third party of Lender’s security interest and obtaining an acknowledgement from the third party that it is holding the Personal Property for the benefit of Lender.

8.7.3 Control. Each Obligor shall cooperate with Lender in obtaining control with respect to Personal Property consisting of:

(a) Deposit Accounts;

(b) Investment Property;

(c) Letter-of-Credit Rights; and

(d) Chattel Paper (electronic).

8.7.4 Marking of Chattel Paper. No Obligor shall create any Chattel Paper without placing a legend of the Chattel Paper acceptable to Lender indicating that Lender has a security interest in the Chattel Paper.

ARTICLE IX

ADDITIONAL REPRESENTATIONS, COVENANTS, AND AGREEMENTS RELATING TO COLLATERAL

9.1 Reliance on Statements. With respect to all Accounts, each Obligor represents and warrants to Lender that Lender may rely on all statements and representations made by Obligor with respect to any Account or Accounts, and unless otherwise indicated in writing to Lender, that with respect to each Account:

9.1.1 It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

9.1.2 It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Obligor in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Obligor and the Account Debtor;

9.1.3 It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;

9.1.4 Such Account, and Lender’s security interest therein, is not, and will not be in the future, subject to any known or reasonably suspected offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition except for disputes resulting in returned goods where the amount in controversy is deemed by Lender to be immaterial, and each such Account is absolutely owing to Obligor and is not contingent in any respect or for any reason;

9.1.5 Obligor has made no agreement with any Account Debtor thereunder for any deduction therefrom, except discounts or allowances which are granted by Obligor in the ordinary course of its business for prompt payment and which are reflected in the calculation of the net amount of each respective invoice related thereto;

9.1.6 There are no facts, events or occurrences known to Obligor which in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Lender with respect thereto;

9.1.7 To the best of Obligor’s knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor was and is Solvent;

9.1.8 Obligor has no knowledge of any fact or circumstance which would impair the validity or collectibility of the Account, and to the best of Obligor’s knowledge there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account; and

9.1.9 Obligor will timely pay or provide for the payment of all taxes arising from the transaction creating the Account.

9.2 Notification. Each Obligor shall immediately notify Lender of any event, occurrence or circumstance which causes any representation pertaining to any Account set forth in Section 9.1 above to cease to be true in all respects, and each Obligor will promptly notify Lender (i) if any Account Debtor or any Affiliate of any Account Debtor has or may have any right of setoff, deduction, or defense against any Account or (ii) if any such Account Debtor or Affiliate of such Account Debtor has or may have a contractual or business relationship with Obligor such that at any time such right may exist or be asserted or (iii) if Borrower ships any inventory or goods or furnishes any services to any Person which has or may have any right of setoff, deduction or defense against any asset, including any Account, of Obligor.

9.3 Affirmation of Representations. In the event that the Maturity Date of the Convertible Loan is extended by Lender for any reason, such extension shall constitute (i) an automatic representation and warranty by Obligor to Lender that there does not then exist any default or Event of Default and (ii) a reaffirmation as of the date of said extension that all of the representations and warranties of Obligor contained in this Agreement and the other Loan Documents are true in all material respects except for any changes in the nature of Obligor’s business or operations that would render the information contained in any exhibit or schedule attached hereto either inaccurate or incomplete, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement.

9.4 Waivers. Each Obligor hereby releases and waives any and all actions, claims, causes of action, demands and suits which they may ever have against the Lender as a result of any possession, collection, settlement, compromise or sale by Lender of any of the Accounts upon the occurrence of an Event of Default hereunder, notwithstanding the effect of such possession, collection, settlement, compromise or sale upon the business of Obligor. Said waiver shall include all causes of action and claims which may result from the exercise of the power of attorney conferred upon Lender in Section 8.6. The failure at any time or times hereafter to require strict performance by any Obligor of any of the provisions, warranties, terms and conditions contained in this Agreement or any other agreement, document or instrument now or hereafter executed by any Obligor, and delivered to the Lender, shall not waive, affect, or diminish any right of the Lender thereafter to demand strict compliance and performance therewith and with respect to any other provisions, warranties, terms and conditions contained in such agreements, documents or instruments, and any waiver of default shall not waive or affect any other default, whether prior or subsequent thereto, and whether the same are of a different type. None of the warranties, conditions, provisions and terms contained in the Agreement or any other agreement, document or instrument now or hereafter executed by any Obligor and delivered to the Lender shall be deemed to have been waived by any act or knowledge of the Lender, its agents, representatives, officers or employees, but only by an instrument in writing signed by an officer of the Lender and directed to an Obligor specifying such waiver.

9.5 Discharge of Taxes and Liens. At its option, the Lender may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Property and may pay for the maintenance and preservation of the Property. Each Obligor agrees to reimburse the Lender, on demand, for any payment made or expense incurred by Lender pursuant to the foregoing authorization, including, without limitation, attorneys’ fees.

9.6 Complete Records; Inspection Rights. Each Obligor will at all times keep accurate and complete records of the Property, and the Lender or its agents shall have the right to call at Obligor’s place or places of business at intervals to be determined by Lender, upon reasonable notice and during Obligor’s regular business hours without undue interference or interruption of Obligor’s business operations, and without hindrance or delay, to inspect and examine the Inventory and Equipment, and to inspect, audit, check, and make abstracts from the books, records, journals, orders, receipts, computer printouts, correspondence and other data relating to the Property or to any other transactions between the parties hereto. If requested by Lender, each Obligor agrees to make its books, records, journals, orders, receipts, computer printouts, correspondence, and other data relating to the Property available at the Lender’s main office for inspection, audit and checking by the Lender or its agents.

9.7 U.C.C. Financing Statement. Each Obligor agrees that a carbon, photographic or other reproduction of this Agreement or of a signed financing statement with respect to the Property shall be sufficient as a financing statement and may be filed as such by the Lender.

ARTICLE X

EVENTS OF DEFAULT; CERTAIN REMEDIES

10.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

10.1.1 Payment Default. If Borrower shall fail to make any payment of any installment of principal or interest on the Secured Note when and as the same shall become due and payable, whether at the stated Maturity Date, by declaration, upon acceleration, or otherwise, and such failure is not cured within five (5) days of notice thereof to Borrower; or

10.1.2. Fees and Expenses. If Borrower shall fail to pay when due any expense, fee or charge provided for in this Agreement which failure continues for five (5) days after Lender notifies Borrower of the same; provided, that such five (5) day notice shall not be required in the event Lender has within thirty (30) days prior to such payment date and notified Borrower of its upcoming payment obligation and due date; or

10.1.3 Other Defaults. If any Obligor shall fail for a period of thirty (30) days from the date that Lender delivers to Obligor notice as required in this Agreement setting forth such Obligor’s failure to perform, keep, or observe any covenant, agreement or provision of any of the following Sections of this Agreement: 6.4, 6.8, 6.9, 6.10, 6.13, 6.15, 6.16, 6.17, and 6.18; or if any Obligor shall fail or neglect to perform, keep or observe, or shall default with respect to, any other covenant, agreement or provision contained in the Loan Documents (other than a covenant, agreement or provision a default in the performance of which is dealt with specifically elsewhere in this Section 10.1); or

10.1.4 Representations False. If any warranty, representation, or other statement made or furnished to Lender by or on behalf of any Obligor in any of the Loan Documents proves to be false or misleading in any material respect when made or furnished, or

10.1.5 Financial Difficulties. If any Obligor shall be involved in financial difficulties as evidenced; or

(a) by its admission in writing of its inability to pay its debts generally as they become due or of its ceasing to be Solvent; or

(b) by its filing a petition in Bankruptcy or for reorganization or for the adoption of an arrangement under the U.S. Bankruptcy Code (as now or in the future amended) or any similar law regarding debtors rights and remedies or an admission seeking the relief therein provided; or

(c) by its making a general assignment for the benefit of its creditors; or

(d) by its consenting to the appointment of a receiver for all or a substantial part of its property; or

(e) by its being adjudicated a bankrupt; or

(f) by the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent, which order shall not be vacated, set aside or stayed within ninety (90) days from the date of entry; or

(g) by the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property, which custody or sequestration shall not be suspended or terminated within sixty (60) days from its inception.

10.1.6 ERISA. If a Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Obligor is in “default” (as defined in Section 4219(c) (5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Obligor’s complete or partial withdrawal from such Plan; or

10.1.7 Cancellation of Guaranty. If the cancellation, termination or limitation of any Guaranty Agreement or of any guaranty of any Obligor’s obligations under the Secured Note shall occur, or if any Guarantor shall be in default under or breach the terms of any Guaranty Agreement between the Lender and such Guarantor; or if any subordination agreement executed by any creditor of any Obligor or of any such Guarantor in favor of the Lender should be canceled, terminated, or breached; or

10.1.8 Default on Other Obligations. If any Obligor shall default on its obligations as maker or guarantor of the Secured Note, or if any Obligor shall default in any payment due on any Debt of Obligor to others or if any Obligor shall default under any loan or security agreement with others or under any material lease and any such default shall not be cured within thirty (30) days after written notice to such Obligor from Lender or any holder; or

10.1.9 Judgments. If any final judgment for the payment of money shall be rendered against any Obligor and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance; or

10.1.10 Actions. If any Obligor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of such Obligor; or

10.1.11 Uninsured Losses; Unauthorized Dispositions. Any material loss, theft, damage or destruction not fully covered by insurance (as required by this Agreement, or the other Loan Documents, and subject to such deductibles as Lender shall have agreed to in writing), or sale, lease or encumbrance of any of the Property or the making of any levy, seizure, or attachment thereof or thereon except in all cases as may be specifically permitted by other provisions of this Agreement; or

10.1.12 Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of any Obligor; or

10.1.13 Property. If all or any part of the Property or any interest therein is sold, transferred, conveyed or further encumbered by any Obligor without Lender’s prior written consent, or if a creditor of any Obligor shall obtain possession of any of the Property by any legal means, except in the case of enforcement of a Permitted Lien; or

10.1.14 Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Obligor for a period which significantly affects such Obligor’s capacity to continue its business, on a profitable basis; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Obligor leases, uses or occupies any of its properties shall be canceled or terminated without such Obligor’s consent or approval prior to the expiration of its stated term; or any part of the Property shall be taken through condemnation or the value of such properties shall be impaired through condemnation; or

10.1.15 Lender Insecurity. Lender shall reasonably and in good faith deem itself insecure; or

10.1.16 Subordination Agreements. If a breach or default shall occur with respect to any subordination agreement executed by any creditor of any Obligor (including any Affiliate), or if any said agreement shall otherwise terminate or cease to have legal effect; or

10.1.17 Other Documents. If a default or event of default or breach occurs under any Loan Document (other than the breaches enumerated in Sections 10.1.1 through 10.1.16 above), or under or with respect to any of the Obligations, or under any other note, evidence of indebtedness, loan agreement, security agreement, guaranty, pledge, mortgage, deed to secure debt, assignment of leases and rents, assignment, or security document executed by any Obligor and delivered to the Lender; or

10.1.18 Priority. If Lender shall receive at any time following the Closing Date, an official report from the Secretary of State of any Collateral State, State of incorporation of Borrower or Andersen 2000, or Chief Executive Office State, indicating that Lender’s security interest in the Property is not prior to all other security interests or interests in the Property as reflected in the report, except for the Permitted Liens; or

10.1.19 Financing Statements. If any amendment to or termination of a financing statement naming any Borrower as “debtor” and the Lender as “secured party,” or any correction statement with respect thereto, is filed in any jurisdiction by any party other than the Lender or its counsel without the prior written consent of the Lender.

10.2 Remedies. Upon or at any time after the occurrence of any one or more of the foregoing Events of Default, Lender or the holder of the Secured Note may at its option (i) proceed to protect and enforce its rights by suit in equity, action at law and/or the appropriate proceeding either for specific performance of any covenant or condition contained in the Secured Note or in any Loan Document, and/or (ii) declare the unpaid balance of the Secured Note together with all accrued interest to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

Without limiting the foregoing, upon the occurrence of any Event of Default, and at any time thereafter, Lender shall have the rights and remedies of a secured party under the UCC in addition to the rights and remedies provided herein or in any other instrument or paper executed by the Obligors or the Guarantors. The Lender may require the Obligors to assemble the Personal Property and to make the same available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties. Unless the Personal Property is perishable or threatens to decline speedily in value, or is of a style customarily sold on a recognized market, the Lender will give Obligors reasonable notice of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to the Obligors at least ten (10) days before the time of such sale or disposition. The Obligors shall pay the Lender on demand any and all expenses, including legal expenses and attorneys’ fees, incurred or paid by the Lender in protecting or enforcing the Convertible Loan and all other Obligations secured hereby and other rights of the Lender hereunder, including its right to take possession of the Personal Property. Lender has no obligation to clean-up the Personal Property or otherwise prepare the Personal Property for sale. Lender may sell the Personal Property without giving any warranties as to the Personal Property. Lender may specifically disclaim any warranties of title or the like. If Lender sells any of the Personal Property upon credit, Obligors will be credited only with payments actually made by the purchaser, received by Lender and applied to the Obligations. In the event that the purchaser fails to pay for the Personal Property, Lender may resell the Personal Property and Obligors shall be credited with the proceeds of the sale.

The Lender shall not be liable for failure to collect the Accounts or to enforce any contract rights or for any action or omission on the part of the Lender, its officers, agents and employees, except negligence or willful misconduct. No remedy herein conferred upon, or reserved to, the Lender is intended to be exclusive of any other remedy or remedies, including those of any note or other evidence of Debt held by the Lender, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise or omission to exercise any right of the Lender shall not affect any subsequent right of the Lender to exercise the same.

Each Obligor waives notice prior to Lender’s taking possession or control of any of the Personal Property or any bond or security that might be required by any court prior to allowing Lender to exercise any of Lender’s remedies, including, without limitation, the issuance of an immediate writ of possession. Each Obligor also waives any right it may have to require Lender to pursue any third person for any of the Obligations.

Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Property and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Property.

10.3 Right of Set-Off. Upon and after the occurrence of any Event of Default, Lender may, and is hereby authorized by each Obligor, at any time and from time to time, to the fullest extent permitted by Applicable Laws, and without advance notice to Obligor (any such notice being expressly waived by Obligor), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Lender to, or for the credit or the account of, Obligor against any or all of the Convertible Loan and Obligations and other liabilities and obligations of Obligor now or hereafter existing whether or not such obligations have matured and irrespective of whether Lender has exercised any other rights that it has or may have with respect to such Convertible Loan and Obligations and other liabilities and obligations, including, without limitation, any acceleration rights. The aforesaid right of set-off may be exercised by Lender against each Obligor or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Obligor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the making, filing or issuance, or service upon Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Lender agrees to notify such Obligor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification. Each Obligor agrees to defend, indemnify and hold harmless the Lender, its directors, officers, employees, accountants, attorneys, and agents, (the “Indemnitees”) from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys’ fees and costs of court actually incurred) of any kind whatsoever arising out of or relating to any breach or default by Borrower or any other Person under Borrower’s control under this Agreement, any Loan Document or related in any way to the loan transaction, or the failure of Borrower to observe, perform or discharge Borrower’s duties hereunder or thereunder. Without limiting the generality of the foregoing, each Obligor’s obligation to indemnify Lender shall include indemnity from any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses arising out of or in connection with the activities of Borrower and/or the loan transaction, its predecessors in interest or parties in a contractual relationship with Borrower, which: (a) arise out of the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal, or escape of radioactive materials, radioactivity, pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, and waste (including materials to be recycled, reconditioned or reclaimed); or (b) actually or allegedly arise out of the use, specification, or inclusion of any product, material, or process containing chemicals or radioactive material, the failure to detect the existence or proportion of chemicals or radioactive material in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater containing chemicals or radioactive material. In addition, each Obligor will indemnify and hold Lender harmless from and against any liability, claim, cost or expense incurred by Lender or imposed against Lender for any stamp tax, intangible tax, or other tax, fee or charge imposed by any governmental entity arising out of or relating to the loan transaction, the Secured Note or this Agreement or the transactions anticipated herein other than those taxes or assessments resulting from Lender’s receipt of any income, revenue or other similar consideration hereunder.

ARTICLE XII

COSTS AND EXPENSES; MISCELLANEOUS

12.1 Costs of Preparation; Fees. Borrower shall bear all expenses of the Lender in connection with the letter of intent among Lender and Borrower and its Affiliates and executed by Borrower on October 30, 2003 (the “Prior Transaction”), the Convertible Loan, and with the investigation, review and approval of this transaction and the Prior Transaction, the preparation of this Agreement and the Loan Documents, the preparation of documents related to the Prior Transaction, and the issuance and delivery of the Secured Note to Lender and also in connection with any amendment or modification thereto, and the administration thereof, including, without limitation, (i) all legal fees, expenses and disbursements and other actual third-party expense reimbursements incurred or sustained by Lender in connection with this transaction and the Prior Transaction, (ii) all travel, appraisal, audit, search and filing fees incurred or sustained by Lender in connection with this transaction and the Prior Transaction or the administration of the Convertible Loan; (iii) all recording and filing fees, intangibles taxes, documentary and revenue stamps, other taxes or other expenses and charges payable in connection with this Agreement, the Secured Note or any Loan Document and (iv) all costs, expenses, (including fees and expenses of outside attorneys and consultants), related to the Prior Transaction, the administration of this Agreement or any of the other Loan Documents, and the transactions contemplated hereby and thereby (including any and all costs associated with the administration of any default thereunder) and/or periodic audits and appraisals performed by Lender. Each Obligor agrees to indemnify and save Lender harmless against all broker’s and finder’s fees, if any incurred by Lender by reason of the actions of any Obligor.

12.2 Other Costs and Expenses. If, at any time or times hereafter, whether before or after the occurrence of an Event of Default, Lender employs counsel to advise or provide other representation with respect to this Agreement or any Loan Document, or to collect the balance of the Convertible Loan or expenses associated with the Prior Transaction, or to take any action in or with respect to any suit or proceeding relating to the Prior Transaction, this Agreement, or any of the Loan Documents, or to protect, collect, or liquidate the Property or to attempt to enforce any security interest or Lien granted to the Lender by any Obligor; then in any such events, all of the reasonable attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute additional obligations of such Obligor payable on demand of the Lender.

12.3 Legal Counsel. Each Obligor acknowledges and agrees that Womble Carlyle Sandridge & Rice, PLLC is legal counsel to Lender and does not represent Borrower as Borrower’s attorney, that Borrower has retained (or has had an opportunity to retain) counsel of its own choice and has not and will not rely upon any advice from Lender’s counsel. In no event shall any Borrower’s reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by such Borrower to Lender’s counsel) be deemed to establish any attorney-client relationship between any Obligor and Lender’s counsel.

12.4 No Waiver. No waiver of any Event of Default hereunder, and no waiver of any default or Event of Default under any other Loan Document shall extend to or shall affect any subsequent or other then existing default or shall impair any rights, remedies or powers of Lender. No delay or omission of Lender or any subsequent holder of the Secured Note to exercise any right, remedy, power or privilege hereunder after the occurrence of such default or Event of Default shall be construed as a waiver of any such default, or acquiescence therein.

12.5 Headings. Except for the definitions set forth in Section 1, the headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

12.6 Marshalling of Assets; Payments Set Aside. Lender shall be under no obligation to marshall any assets or securities in favor of any Obligor or any other Person or against or in payment of any or all of the Obligations. To the extent that sum credited against the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

12.7 Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Lender, notwithstanding any investigation made by or on behalf of Lender, and shall survive the execution and delivery to Lender of the Secured Note or Loan Document.

12.8 Notices. Any notice or demand (or a record thereof) which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand (or a record of the same) is directed or (ii) by being sent as first class mail, postage prepaid, in either event to the following address: If to Borrower, c/o Crown Andersen Inc., 306 Dividend Drive, Peachtree City, Georgia 30269 Attn: Chief Executive Officer; or if any other address shall at any time be designated by Borrower in writing to the holders of record of the Secured Note at the time of such designation to such other address, with copies to (1) Andersen 2000 Inc., 306 Dividend Drive, Peachtree City, Georgia 30269 Attn: Chief Executive Officer, (2) Griffin Environmental Company, Inc., 7066 Interstate Island Road, Syracuse, New York 13204, Attn: Chief Executive Officer, and (3) Decker, Hallman, Barber & Briggs, P.C., 17th Floor, 260 Peachtree Street, Atlanta, GA 30303-1264, Attn: Richard Decker, Esq.; and if to Lender, Michael P. Marshall, P.O. Box 20000, Jackson Hole, Wyoming 81003; or if any other address shall at any time be designated in writing to Borrower, to such other address, with copy to: Womble Carlyle Sandridge & Rice, PLLC, 1201 W. Peachtree Street, NW, Suite 3500, Atlanta, Georgia 30309, Attention: James H. Andros, Esq. Any such notice, communication or delivery will be deemed given or made (a) on the date of delivery if delivered in person, (b) on the first (1st) Business Day after delivery if sent by overnight delivery service, or (c) on the fifth (5th) Business Day after it is mailed by registered or certified mail. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

12.9 Venue and Jurisdiction. Each Obligor agrees that any legal action brought by the Lender to collect the Convertible Loan or any Obligation or to assert any claim against any Obligor under any Loan Document, or any part thereof, may be brought in any court in the State of Georgia having subject matter jurisdiction, waive its right to object to any such action on grounds it is brought in the improper venue, and irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to the Convertible Loan, the Obligations, or any Loan Document may be brought in the Superior Court of Fulton County, Georgia or in any other Superior Court of the State of Georgia or in the U.S. District Court for the Northern District of Georgia. Each Obligor, by the execution of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any such court in any such action or proceeding. Each Obligor consents to the service of process relating to any such action or proceeding by mail to the address set forth in this Agreement.

12.10 Continuing Obligation; Benefits. This Agreement, and each and every provision hereof, is a continuing obligation and shall (i) be binding upon each Obligor and the Lender, and the Lender’s and any other persons’ who become bound as a borrower or debtor to or under this Agreement, successors and assigns, and (ii) inure to the benefit of and be enforceable by each Obligor and Lender and its successors and assigns; provided, that no Obligor may assign all or any part of this Agreement without the prior written consent of Lender, which consent may be granted or withheld in the sole discretion of Lender.

12.11 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, except to the extent that the UCC provides for application of the law of another state.

12.12 Standard of Review. Except as otherwise expressly set forth herein, any document, writing or instrument required or permitted to be delivered to Lender under this Agreement shall be deemed satisfactory only if approved by Lender in the exercise of its sole discretion, and any act or approval permitted to be done by Lender under this Agreement shall be in Lender’s sole discretion. Where in this Agreement reference is made to Lender’s “discretion”, or “sole discretion”, said reference shall mean that with respect to the matter so designated, Lender shall have the absolute right to make decision with respect thereto and shall not be subject to any standard of good faith, fair dealing, reasonableness, or any other standard implied by any court or imposed by law, it being the intention of the parties that the decision of the Lender with respect to said matter shall be absolutely final and binding. In addition, (i) “includes” and “including,” as used herein, are not limiting, (ii) “or,” as used herein, is not exclusive, and (iii) “all,” as used herein, includes “any” and “any,” as used herein, includes “all”.

12.13 Miscellaneous. This Agreement, the Secured Note and the other Loan Documents, and the instruments and agreements referred to herein or called for hereby represent the entire and integrated agreement between the parties and supersede all prior agreements, representations, promises, and statements, oral or written, made by the parties in connection with the Convertible Loan and the Prior Transaction (excluding any binding provisions of the letter of intent for the Prior Transaction). No Obligor may assign this Agreement or any obligations hereunder without the prior written consent of the Lender. The Lender may assign this Agreement in its sole discretion. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of each party. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Any signatures delivered by a party by facsimile transmission shall be deemed an original signature hereto. Any provision in this Agreement which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provisions hereof.

12.14 Joint and Several Liability. All obligations of each Person named as an Obligor shall be joint and several obligations of all such Persons. Each representation, warranty and covenant shall be deemed true and/or complied with, as the case may be, only (i) if true or complied with respect to each separate entity constituting a Borrower taken on its own without reference to the other Obligor entities, and (ii) if true or complied with respect to all entities constituting Obligors taken as a whole.

12.15 General Waivers. To the fullest extent permitted by Applicable Law, each Obligor waives (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Obligor may in any way be liable; (ii) notice prior to Lender’s taking possession or control of any of the Property or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies, including the issuance of an immediate writ of possession; (iii) the benefit of all valuation, appraisement and exemption laws; (iv) any right an Obligor may have upon payment in full of the Obligations to require Lender to terminate its security interest in the Property until the execution by Obligor of an agreement indemnifying Lender from any loss or damage Lender may incur as the result of dishonored checks or other items of payment received by Lender from any Obligor or any Account Debtor and applied to the Obligations; (v) notice of Lender’s acceptance hereof or of any Loan Document, and (vi) any right to assert against any assignee of Lender of Lender’s rights under this Agreement or any Loan Document, any claims, defenses or set-offs which any Obligor could assert against Lender except defenses which cannot, by law, be waived.

12.16 Maximum Interest. Regardless of any provision contained in this Agreement or any of the Loan Documents, in no event shall the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Agreement, the Secured Note or any of the Loan Documents, and that are deemed interest under Applicable Law, exceed the Maximum Rate. No provision of this Agreement or in any of the Loan Documents or the exercise by Lender of any right hereunder or under any Loan Document or the prepayment by Obligors of any of the Obligations or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive, or to require Obligors to pay, interest or any amounts deemed interest by Applicable Law (such amounts being referred to herein collectively as “Interest”) in excess of the Maximum Rate, and all provisions hereof or in any Loan Document which may purport to require Obligors to pay Interest exceeding the Maximum Rate shall be without binding force or effect to the extent only of the excess of Interest over such Maximum Rate. Any Interest charged or received in excess of the Maximum Rate (“Excess”), shall be conclusively presumed to be the result of an accident and bona fide error, and shall, to the extent received by Lender, at the option of Lender, either be applied to reduce the principal amount of the Obligations or returned to Obligors. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate unaccrued interest, and no such interest will be collected by Lender. All monies paid to Lender hereunder or under any of the Loan Documents shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Obligor covenants that (i) the credit or return of any Excess shall constitute the acceptance by Obligor of such Excess, and (ii) each Obligor shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received from Obligor in connection with this Agreement shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Each Obligor and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into the Secured Note and each Loan Document (whether or not any provision of this Section is referred to therein).

12.17 Waiver of Right to Trial by Jury. To the extent permitted by Applicable Laws, each Obligor and Lender hereby waive any right to trial by jury on any claim, counterclaim, setoff, demand, action or cause of action (a) arising out of or in any way pertaining or relating to this Agreement, the Secured Note, the Loan Documents, or any other instrument, document or agreement executed or delivered in connection with this agreement or (b) in any way connected with or pertaining or related to or incidental to any dealings of the parties hereto with respect to this Agreement, the Secured Note, the Loan Documents, or any other instrument, document or agreement executed or delivered in connection herewith or in connection with the transactions related thereto or contemplated thereby or the exercise of either party’s rights and remedies thereunder, in all of the foregoing cases whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. Each Obligor and Lender agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between them shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

LENDER INITIALS

CROWN ANDERSEN INC. INITIALS

ANDERSON 2000 INC. INITIALS

[SIGNATURES COMMENCE ON NEXT PAGE]

IN WITNESS WHEREOF, Borrower, Guarantors, and the Lender have caused this instrument to be executed by its duly authorized officer, and Borrower and each Guarantor has caused its seal to be affixed as of the date first above written, in Atlanta, Georgia.

BORROWER:

CROWN ANDERSEN INC., a Delaware corporation

By:	/s/ Jack D. Brady
Jack D. Brady Chief Executive Officer

[CORPORATE SEAL]

GUARANTORS:

ANDERSEN 2000 INC., a Delaware corporation

By:	/s/ Jack D. Brady
Jack D. Brady Chief Executive Officer

[CORPORATE SEAL]

GRIFFIN ENVIRONMENTAL COMPANY, INC., a New York corporation

By:	/s/ Tom Graziano

Chief Executive Officer

[CORPORATE SEAL]

LENDER:

MICHAEL P. MARSHALL, a resident of the state of Wyoming

/s/ Michael P. Marshall